Atlas Financial Appoints John T. Fitzgerald to Its Board of Directors

Chicago, Illinois – May 6, 2013 – Atlas Financial Holdings, Inc. (NASDAQ: AFH; TSX.V: AFH) (“Atlas” or
the “Company”) announced today that it added an additional independent director, John T. Fitzgerald, to the
Company’s Board.

Mr. Fitzgerald co-founded Argo Management Partners in 2002. In that capacity, he has had extensive transactional and operating experience in Argo’s acquired companies which include consumer products manufacturing, marketing and distribution operations. Mr. Fitzgerald is currently Chairman and Chief Development Officer of
Hunter MFG, LLP. He has significant experience in the development and implementation of management tools, values, and practices which incorporate lean operations and continuous improvement.

Mr. Fitzgerald also serves as the Chairman of Oak Patch Gifts, LLC and is a member of the Board of Progressive
Bronze Products, LLC. Prior to Argo Management Partners, Mr. Fitzgerald was managing director of Adirondack
Capital, LLC, a financial futures and derivatives trading firm. He was a seat-owner on the Chicago Board of
Trade. Mr. Fitzgerald is an MBA graduate of the Kellogg School of Management, Northwestern University with concentrations in Finance, Accounting, and Management Strategy. He holds a BS, finance, from DePaul University with highest honor, Beta Gamma Sigma.

With this additional independent director, Atlas satisfies Nasdaq listing requirements in connection with board composition in advance of the required phase-in period.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries
American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance
Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses.
Such statements are based on the current expectations of the management of each entity. The words “anticipate”,
“expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the
TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
At the Company Investor Relations
Atlas Financial Holdings, Inc. The Equity Group Inc.
Scott Wollney, CEO Adam Prior, Senior Vice President
Phone: 847-700-8600 212-836-9606
swollney@atlas-fin.com aprior@equityny.com
www.atlas-fin.com www.theequitygroup.com
Terry Downs, Associate
212-836-9615
tdowns@equityny.com